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                                                                    EXHIBIT 99.2


Editorial Contact:                          Investor Relations Contact:
Roman Kichorowsky                           Mike Cortright
Conexant Systems, Inc.                      Conexant Systems, Inc.
(508) 621-0657                              (949) 483-6773
roman.kichorowsky@conexant.com              investor.relations@conexant.com



            CONEXANT ACQUIRES APPLIED TELECOM; EXPANDS PHYSICAL-LAYER
              NETWORKING PORTFOLIO WITH COMPLETE SOFTWARE SOLUTIONS

   Acquisition Will Enable Conexant To Accelerate Time-To-Market For Customers
           Designing Network Products For The Internet Infrastructure

NEWPORT BEACH, Calif., April 13, 2000 - Conexant Systems, Inc. (NASDAQ: CNXT) today announced that it has acquired Applied Telecom, Inc. of Lisle, Ill., a leading supplier of telecommunications software and hardware products to the industry's top communications equipment companies. Terms of the transaction were not disclosed.

        Conexant's acquisition of Applied Telecom further extends the company's broad portfolio of semiconductor system solutions targeted at the fast-growing market for network equipment used in the Internet infrastructure. Applied Telecom's family of software and hardware products includes telecommunications system software solutions that make it easier to integrate silicon into complete physical-layer system designs, physical-layer interface modules and inverse-multiplexing ATM (IMA) products. IMA technology allows multiple, low-cost T1/E1 circuits to be combined into a single broadband facility for the transmission of ATM cells, providing the cost and bandwidth benefits to enable widespread deployment of commercial ATM services.

         "This acquisition brings Conexant extensive telecommunications system and software expertise, and further strengthens our industry-leading portfolio of physical-layer semiconductor solutions to accelerate our customers' time-to-market," said Warner Andrews, vice president of Broadband Internetworking Solutions at Conexant's Network Access Division. "Conexant gains immediate access to a broad range of production-level software drivers, which we will port to our physical-layer devices to create complete solutions for our customers. At the same time, we gain early entry into the emerging IMA market."

         "The acquisition of Applied Telecom also establishes a Conexant design center located in Illinois' high-tech growth corridor. We plan to expand our engineering team for WAN software and solutions development in the Chicago region," Andrews added.

         Conexant's industry-leading family of physical-layer communications products include ATM, T1/E1 and T3/E3 carrier, optical networking (SONET/SDH), digital subscriber line (DSL) and multi-service voice and data concentration.

         "Joining forces with Conexant enables us to extend the reach of our physical-layer technology by bringing to market comprehensive solutions that combine our software with Conexant's semiconductor systems," said James Beatty, president of Applied Telecom, Inc. "In addition, this acquisition will accelerate the deployment of our technology to the market through Conexant's worldwide sales channels."

        Founded by James Beatty, Roger Gaile, Mark Erlenborn and Myron Jeffries in 1994, Applied Telecom's staff includes a mix of telecommunications hardware and software engineers with decades of systems design expertise.

        Applied Telecom is the leading merchant supplier of physical-layer software device drivers, and was the first company to introduce IMA as a standard product. Conexant intends to continue supporting Applied Telecom's existing customer base. It is anticipated that the Applied Telecom organization will continue to operate from its current location, and will become part of Conexant's Network Access Division.

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Safe Harbor Statement

        This press release contains statements relating to future results of the company (including certain projections and business trends) that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties. These risks and uncertainties include, but are not limited to: global and market conditions, including, but not limited to, the cyclical nature of the semiconductor industry and the markets addressed by the company's and its customers' products; demand for and market acceptance of new and existing products; successful development of new products; the timing of new product introductions; the availability and extent of utilization of manufacturing capacity; pricing pressures and other competitive factors; changes in product mix; fluctuations in manufacturing yields; product obsolescence; the ability to develop and implement new technologies and to obtain protection for the related intellectual property; the successful implementation of the company's diversification strategy; labor relations of the company, its customers and suppliers; and the uncertainties of litigation, as well as other risks and uncertainties, including but not limited to those detailed from time to time in the company's Securities and Exchange Commission filings. These forward-looking statements are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise. Other brands and names contained in this release are the property of their respective owners.

About Conexant Systems

        With revenues of approximately $1.5 billion, Conexant is the world's largest independent company focused exclusively on providing semiconductor solutions for communications electronics. With more than 30 years of experience in developing communications technology, the company draws upon its expertise in mixed-signal processing to deliver integrated systems and semiconductor products for a broad range of communications applications. These products facilitate communications worldwide through wireline voice and data communications networks, cordless and cellular wireless telephony systems, personal imaging devices and equipment, and emerging cable and wireless broadband communications networks. The company aligns its business into five product platforms: Network Access, Wireless Communications, Digital Infotainment, Personal Imaging, and Personal Computing. Conexant is a member of the S&P 500 and Nasdaq-100 Indices. For more information, visit Conexant at www.conexant.com.

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